Exhibit 99.1

Crane Co.	NEWS

Contact:

Richard E. Koch

Director, Investor Relations

and Corporate Communications

203-363-7352

www.craneco.com

CRANE CO. REACHES AGREEMENT WITH GE AND BOEING

STAMFORD, CONNECTICUT – December 30, 2009 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it had executed agreements with GE Aviation Systems LLC and The Boeing Company resolving its claims relating to the brake control monitoring system for the Boeing 787. Under the agreements, Crane’s supply contract will now be direct to Boeing, and Crane will resume work, on a funded basis, on a modified version of the brake control monitoring system. Crane will receive payments aggregating $18.9 million in early 2010 associated with its claims. In conjunction with this agreement, Crane will record an EPS benefit of approximately $0.18 per share in the fourth quarter of 2009. This benefit was not included in the Company’s earnings guidance issued on October 26, 2009, of GAAP EPS for the full year 2009 of $1.90-$2.05.

Eric Fast, Crane Co. President and Chief Executive Officer, stated: “We are very pleased to have resolved this matter. We look forward to continuing our traditional successful supplier relationship with Boeing and working with GE on the landing gear system.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and

6

assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

2009 - 24

7